Filed pursuant to Rule 433

November 9, 2015

Relating to

Preliminary Prospectus Supplement dated November 9, 2015 to

Prospectus dated November 15, 2013

Registration Statement No. 333-192366

MetLife, Inc.

$500,000,000 3.600% Senior Notes due 2025

$750,000,000 4.600% Senior Notes due 2046

Final Term Sheet

November 9, 2015

$500,000,000 3.600% Senior Notes due 2025

Issuer:	MetLife, Inc. (“Issuer”)

Securities:	3.600% Senior Notes due 2025 (the “2025 Senior Notes”)

Aggregate Principal Amount:	$500,000,000

Price to the Public:	99.992% of principal amount plus accrued interest, if any, from November 13, 2015

Gross Underwriting Discount:	0.450%

Proceeds to Issuer Before Expenses:	$497,710,000

Maturity Date:	November 13, 2025

Pricing Date:	November 9, 2015

Settlement Date:	November 13, 2015

Interest Payment Dates:	Semi-annually on May 13 and November 13 of each year

First Interest Payment Date:	May 13, 2016

Anticipated Ratings*:	A3 (Moody’s) / A- (S&P) / A- (Fitch)

Coupon:	3.600%

Benchmark Treasury:	UST 2.000% due August 15, 2025

Spread to Benchmark Treasury:	T + 125 bps

Benchmark Treasury Price and Yield:	96-30+; 2.351%

Yield to Maturity:	3.601%

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Ranking:	Senior Unsecured

Redemption:

At any time and from time to time prior to August 13, 2025, the 2025 Senior Notes will be redeemable at the Issuer’s option, in whole or in part, at a redemption price equal to the greater of 100% of the principal amount of the 2025 Senior Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date and the “Make-Whole Redemption Amount” calculated as described in the preliminary prospectus supplement at the rate of T + 20 bps.

At any time and from time to time on or after August 13, 2025, the 2025 Senior Notes will be redeemable at the Issuer’s option, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2025 Senior Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

CUSIP/ISIN:	59156R BQ0 / US59156RBQ02

Joint Book-Running Managers:	Barclays Capital Inc. Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. Wells Fargo Securities, LLC

Co-Managers:

ANZ Securities, Inc.

BNP Paribas Securities Corp.

BNY Mellon Capital Markets, LLC

Credit Agricole Securities (USA) Inc.

ING Financial Markets LLC

Mitsubishi UFJ Securities (USA), Inc.

nabSecurities, LLC

SMBC Nikko Securities America, Inc.

Junior Co-Managers:	MFR Securities, Inc. Samuel A. Ramirez & Company, Inc. The Williams Capital Group, L.P.

$750,000,000 4.600% Senior Notes due 2046

Issuer:	MetLife, Inc. (“Issuer”)

Securities:	4.600% Senior Notes due 2046 (the “2046 Senior Notes”)

Aggregate Principal Amount:	$750,000,000

Price to the Public:	99.610% of principal amount plus accrued interest, if any, from November 13, 2015

Gross Underwriting Discount:	0.875%

Proceeds to Issuer Before Expenses:	$740,512,500

Maturity Date:	May 13, 2046

Pricing Date:	November 9, 2015

Settlement Date:	November 13, 2015

Interest Payment Dates:	Semi-annually on May 13 and November 13 of each year

First Interest Payment Date:	May 13, 2016

Anticipated Ratings*:	A3 (Moody’s) / A- (S&P) / A- (Fitch)

Coupon:	4.600%

Benchmark Treasury:	3.000% due May 15, 2045

Spread to Benchmark Treasury:	T + 150 bps

Benchmark Treasury Price and Yield:	97-20; 3.124%

Yield to Maturity:	4.624%

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Ranking:	Senior Unsecured

Redemption:

At any time and from time to time prior to November 13, 2045, the 2046 Senior Notes will be redeemable at the Issuer’s option, in whole or in part, at a redemption price equal to the greater of 100% of the principal amount of the 2046 Senior Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date and the “Make-Whole Redemption Amount” calculated as described in the preliminary prospectus supplement at the rate of T + 25 bps.

At any time and from time to time on or after November 13, 2045, the 2046 Senior Notes will be redeemable at the Issuer’s option, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2046 Senior Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

CUSIP/ISIN:	59156R BR8 / US59156RBR84

Joint Book-Running Managers:	Barclays Capital Inc. Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. Wells Fargo Securities, LLC

Co-Managers:

ANZ Securities, Inc.

BNP Paribas Securities Corp.

BNY Mellon Capital Markets, LLC

Credit Agricole Securities (USA) Inc.

ING Financial Markets LLC

Mitsubishi UFJ Securities (USA), Inc.

nabSecurities, LLC

SMBC Nikko Securities America, Inc.

Junior Co-Managers:	MFR Securities, Inc. Samuel A. Ramirez & Company, Inc. The Williams Capital Group, L.P.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The offering of the 2025 Senior Notes is not conditioned on the completion of the offering of the 2046 Senior Notes, and vice versa. The Issuer may sell the 2025 Senior Notes or the 2046 Senior Notes or both.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847, Deutsche Bank Securities Inc. toll free at (800) 503-4611, HSBC Securities (USA) Inc. toll free at (866) 811-8049 or Wells Fargo Securities, LLC toll free at 1-800-326-5897.

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